Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

October 21, 2025

For Immediate Release

Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2025

Andover, Mass., October 21, 2025 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter ended September 30, 2025. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Product revenues and licensing income for the third quarter ended September 30, 2025 totaled $110.4 million, an 18.5% increase from $93.2 million for the corresponding period a year ago, and a 21.7% sequential decrease from $141.0 million in the second quarter of 2025, which included a $45.0 million patent litigation settlement.

Gross margin increased to $63.5 million for the third quarter of 2025, compared to $45.7 million for the corresponding period a year ago, and decreased sequentially from $92.1 million for the second quarter of 2025. Gross margin, as a percentage of revenue, increased to 57.5% for the third quarter of 2025, compared to 49.1% for the corresponding period a year ago, and decreased from 65.3% for the second quarter of 2025, which benefited from the $45.0 million patent litigation settlement. Operating expenses increased to $42.6 million for the third quarter of 2025, compared to $40.4 million for the corresponding period a year ago, and decreased sequentially from $46.7 million for the second quarter of 2025.

Net income for the third quarter was $28.3 million, or $0.63 per diluted share, compared to net income of $11.6 million or $0.26 per diluted share, for the corresponding period a year ago and net income of $41.2 million, or $0.91 per diluted share, for the second quarter of 2025.

Cash flow from operations totaled $38.5 million for the third quarter, compared to cash flow from operations of $22.6 million for the corresponding period a year ago, and cash flow from operations of $65.2 million in the second quarter of 2025. Capital expenditures for the third quarter totaled $4.0 million, compared to $8.4 million for the corresponding period a year ago and $6.2 million for the second quarter of 2025. Stock repurchases for the third quarter totaled $15.6 million, compared with $17.5 million for the second quarter of 2025. Cash and cash equivalents as of September 30, 2025 increased 7.0% sequentially to approximately $362.4 million compared to approximately $338.5 million as of June 30, 2025.

Backlog for the third quarter ended September 30, 2025 totaled $152.8 million, a 1.5% increase from $150.6 million for the corresponding period a year ago, and 1.5% sequential decrease from $155.2 million at the end of the second quarter of 2025.

Commenting on third quarter performance, Chief Executive Officer Dr. Patrizio Vinciarelli stated: “Licensing revenue reached a record rate in Q3 following the litigation settlement for prior infringement recorded in Q2. As high density power systems pioneered by Vicor, including NBMs and VPD, are on the critical path of high performance computing, I expect Vicor’s IP licensing practice to grow substantially. OEMs and hyper-scalers need a license, or need to renew their license or expand its scope. Vicor is pursuing additional actions to curtail access to infringing computing systems sourced from infringing contract manufacturers relying on infringing power module makers.”

“At the core of Vicor’s IP licensing practice, Vicor’s high density power module business leverages its first ChiP foundry with its distinct growth opportunity. With foundry processes delivering 98% final test yields for mass produced modules, higher margins await greater absorption of foundry capacity, exceeding $1 Billion per year. The current density of 5th generation ChiPs and 2nd Generation VPD, surpassing handicapped multi-phase VRs, or IVRs and their inefficient power distribution networks, will bring about greater foundry capacity utilization.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, October 21, 2025 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with Notified, the service provider hosting the conference call. Those registering on Notified’s website will receive dial-in info and a unique PIN to join the call as well as an email confirmation with the details. Registration may be completed at any time prior to 5:00 p.m. on October 21, 2025. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2024, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, and aerospace and defense electronics.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		YEAR ENDED (Unaudited)
	SEPT 30, 2025	SEPT 30, 2024	SEPT 30, 2025	SEPT 30, 2024
Product revenue	$88,698	$79,796	$257,597	$232,071
Royalty revenue	21,725	13,370	42,840	30,821
Patent litigation settlement	—	—	45,000	—

Total product revenue, royalty revenue and patent litigation settlement	110,423	93,166	345,437	262,892
Cost of product revenues	46,910	47,422	145,431	129,254

Gross margin	63,513	45,744	200,006	133,638
Operating expenses:
Selling, general and administrative	22,747	23,398	75,836	72,715
Research and development	19,859	16,960	58,027	51,938
Litigation-contingency expense	—	—	—	19,500

Total operating expenses	42,606	40,358	133,863	144,153

Income (loss) from operations	20,907	5,386	66,143	(10,515)
Other income (expense), net	2,407	3,713	9,198	9,244

Income (loss) before income taxes	23,314	9,099	75,341	(1,271)
Less: (Benefit) provision for income taxes	(4,988)	(2,455)	3,278	2,832

Consolidated net income (loss)	28,302	11,554	72,063	(4,103)
Less: Net income attributable to noncontrolling interest	10	2	40	14

Net income (loss) attributable to Vicor Corporation	$28,292	$11,552	$72,023	($4,117)

Net income (loss) per share attributable to Vicor Corporation:
Basic	$0.63	$0.26	$1.60	($0.09)
Diluted	$0.63	$0.26	$1.59	($0.09)
Shares outstanding:
Basic	44,734	45,117	44,986	44,829
Diluted	44,930	45,174	45,167	44,829

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	SEPT 30, 2025 (Unaudited)	DEC 31, 2024 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$362,382	$277,273
Accounts receivable, net	53,252	52,948
Inventories	92,294	106,032
Other current assets	25,985	26,781

Total current assets	533,913	463,034
Long-term deferred tax assets	275	261
Long-term investment, net	2,406	2,641
Property, plant and equipment, net	152,526	152,705
Other assets	21,127	22,477

Total assets	$710,247	$641,118

Liabilities and Equity
Current liabilities:
Accounts payable	$15,391	$8,737
Accrued compensation and benefits	13,438	10,852
Accrued expenses	5,437	6,589
Accrued litigation	27,919	26,888
Sales allowances	2,569	1,667
Short-term lease liabilities	1,584	1,716
Income taxes payable	154	59
Short-term deferred revenue and customer prepayments	4,197	5,312

Total current liabilities	70,689	61,820
Long-term income taxes payable	3,430	3,387
Long-term lease liabilities	5,775	5,620

Total liabilities	79,894	70,827
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	429,542	408,187
Retained earnings	374,826	302,803
Accumulated other comprehensive loss	(1,561)	(1,495)
Treasury stock	(172,728)	(139,424)

Total Vicor Corporation stockholders’ equity	630,079	570,071
Noncontrolling interest	274	220

Total equity	630,353	570,291

Total liabilities and equity	$710,247	$641,118